Exhibit 99.1

Emerald Oil Adding Second Rig, Increases Capital Budget and Guidance

DENVER, CO—May 13, 2013—Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) announced that it is contracting a second drilling rig to accelerate development in its Williston Basin acreage, resulting in an increase of its financial and operational guidance. The Company’s drilling efforts will remain primarily focused in the Low Rider Area of McKenzie County, North Dakota where it holds approximately 12,500 net operable acres.

Emerald is contracting a multi-year well-to-well option agreement on a high specification drilling rig. The rig is a 1,200 hp top drive long-reach horizontal capable rig with the potential to upgrade with a “walking package” for infill efficiency. The rig is expected to commence drilling in June 2013.

In connection with the rig addition, Emerald is increasing its 2013 drilling budget from $90.1 million to $127.6 million, of which the Company has spent approximately $15.3 million through March 31, 2013. Simultaneously, Emerald is increasing its 2013 acreage acquisition budget to $20 million, of which the Company has spent a combination of approximately $7.3 million in cash and $6.7 million in common stock on acreage acquisitions year to date. The cash expenditures on acreage have been more than offset by the $15.6 million of net proceeds from the sale of non-core assets in the Sand Wash Basin and Williston Basin. In the aggregate, the Company’s total 2013 capital spending budget is now increased to $148 million from previous guidance of $100 million.

With the addition of the second rig, the Company now expects to drill two gross wells per month. As a result, Emerald is increasing its net operated well estimate for 2013 to 12.0 from previous guidance of 8.2. The Company expects that the average net working interest in the Low Rider Area will approach 75%.

2013 Updated Guidance

	Previous		Current

Net Wells Drilled
Operated	8.2		12.0
Non-Operated	0.8		0.8

Average Full Year Production (BOEPD)	1,680		1,800

2013 Production Exit Rate (BOEPD)	2,600		2,850

Average Estimated Well Cost ($mm)	$11.0	(1)	$10.0
(1) Guidance prior to May 8, 2013 update

Drilling Budget
Operated ($mm)	$82.7		$120.2
Non-Operated ($mm)	$7.4		$7.4

Acreage Acquisitions ($mm)	$10.0		$20.0

New 2013 Operational Goals

	Old	New

Net Operated Acreage in Williston Basin	20,000		30,000

Gross Operated Wells Drilled in Williston Basin	10		16

Cost to Drill and Complete Williston Basin Well ($mm)	$11.0	$	<10.0

Commenting on the announcement, McAndrew Rudisill, the Company’s CEO said, “We feel comfortable accelerating our development program with the addition of a second rig because of the recent success in our Low Rider Area. Our operations team remains focused on reducing the costs of our development program through realizing further drilling and completion efficiencies. Meeting or exceeding our new 2013 operational goals is our primary corporate focus for the rest of the year.”

ABOUT EMERALD OIL, INC.

Emerald Oil is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations. Emerald is based in Denver, CO. More information about Emerald Oil can be found at www.emeraldoil.com or by calling investor relations at 303-323-0008 x200

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

This press release references working interest percentages that are the best estimates of the Company. Final working interest is not determined until a division order title opinion is completed by the operator and signed off by all participants.

INVESTOR RELATIONS CONTACT:

Emerald Oil, Inc.

Marty Beskow

Vice President of Finance / Capital Markets

303-323-0008 x107

info@emeraldoil.com

www.emeraldoil.com